Exhibit 99.1

Stepan Reports Fourth Quarter and Full Year 2023 Results

Northbrook, Illinois, February 20, 2024 -- Stepan Company (NYSE: SCL) today reported:

Fourth Quarter Highlights

•
The Company incurred a reported net loss of $1.2 million, or negative $0.05 per diluted share, versus $10.8 million of reported net income, or $0.47 per diluted share, in the prior year. Adjusted net income* was $7.5 million, or $0.33 per diluted share, versus $13.5 million, or $0.59 per diluted share, in the prior year. Total Company sales volume increased 3% versus the prior year.
•
Surfactant operating income was $14.8 million versus $21.8 million in the prior year. This decrease was primarily due to lower unit margins that were partially offset by a 1% increase in global sales volume. The lower unit margins primarily reflect less favorable product mix. Strong double digit volume growth within the Personal Care end market and to our Distribution partners was largely offset by lower demand within the Agricultural end markets in the Americas due to continued customer and channel inventory destocking.
•
Polymer operating income was $12.6 million versus $3.0 million in the prior year. This increase was primarily due to a 10% increase in global sales volume. Global Rigid Polyols grew 12% due to strong double digit growth in North America and Europe.
•
Specialty Product operating income was $2.8 million versus $6.6 million in the prior year. This decrease was primarily attributable to lower unit margins and sales volume within the medium chain triglycerides (MCT) product line.
•
The Company increased its quarterly cash dividend in the fourth quarter of 2023 by $0.01 per share, or 3%, marking the 56th consecutive year that the Company has increased its cash dividend to stockholders.
•
EBITDA** was $25.8 million during the fourth quarter of 2023 versus $36.6 million in the prior year. Adjusted EBITDA** was $37.5 million versus $40.0 million in the prior year.
•
The Company recorded $6.0 million of after-tax restructuring and impairment expenses in the quarter, inclusive of $2.3 million associated with workforce reductions and $3.7 million of non-cash asset and goodwill/intangible impairments. As previously announced, the Company expects to realize $50.0 million of pre-tax cost savings in 2024 to help offset inflationary pressures, increased expenses related to the Company's new Pasadena alkoxylation investment and higher incentive-based compensation expenses.

•
Free cash flow for the quarter was a positive $22.3 million and is comprised of $69.0 million of cash generated from operations less $46.7 million of capital expenditures (Free cash flow is a non-GAAP measure).

* Adjusted net income and adjusted earnings per share are non-GAAP measures which exclude deferred compensation income/expense, cash-settled stock appreciation rights (SARs) income/expense, certain environmental remediation-related costs as well as other significant and infrequent/non-recurring items. See Table II for reconciliations of non-GAAP adjusted net income and adjusted earnings per diluted share.

** EBITDA and adjusted EBITDA are non-GAAP measures. See Table VI for calculations and GAAP reconciliations of EBITDA and adjusted EBITDA.

Full Year Highlights

•
Reported net income for the full year 2023 was $40.2 million, or $1.75 per diluted share, versus a record $147.2 million, or $6.38 per diluted share, in the prior year. Adjusted net income* was $50.7 million, or $2.21 per diluted share, versus a record $153.5 million, or $6.65 per diluted share, in the prior year. Total Company sales volume declined 11% versus the prior year primarily due to significant customer and channel inventory destocking across most of the Company's markets.
•
Cash generated from operations during full year 2023 was $174.9 million, up $14.1 million or 9% versus 2022. Free cash flow was negative due to $260.3 million of capital expenditures (Free cash flow is a non-GAAP measure and reflects net cash provided by operations less capital expenditures).

“The Company had a challenging 2023 due to a slow down in demand across most end use markets and significant customer and channel inventory destocking. While we believe the negative impacts of destocking are mostly behind us, we continue to experience significant destocking within our agricultural business and expect this to continue through the first half of 2024," said Scott Behrens, President and Chief Executive Officer. "Specific to the fourth quarter, overall volume increased 3% versus the prior year driven by double digit growth in Rigid Polyols volumes at improved margins. Surfactants experienced strong volume growth in Personal Care, Industrial Cleaning and to our Distribution partners. Surfactant unit margins were lower versus the prior year due to a less favorable product mix and actions taken to recover share loss in Latin America due to lower priced imported products. MCT unit margins within our Specialty Product segment were lower year over year as we worked through the remainder of our high-cost inventory in a competitive market environment. We are pleased that actions to control expenses and lower inventories, coupled with lower sequential capital spending, led to $22.3 million of positive free cash flow in the quarter.”

Financial Summary

	Three Months Ended December 31,			Twelve Months Ended December 31,
($ in thousands, except per share data)	2023	2022	% Change	2023	2022	% Change
Net Sales	$532,131	$627,176	(15)%	$2,325,768	$2,773,270	(16)%
Operating Income	$230	$11,691	(98)%	$58,613	$207,336	(72)%
Net Income	$(1,193)	$10,834	(111)%	$40,204	$147,153	(73)%
Earnings per Diluted Share	$(0.05)	$0.47	(111)%	$1.75	$6.38	(73)%

Adjusted Net Income *	$7,485	$13,456	(44)%	$50,692	$153,473	(67)%
Adjusted Earnings per Diluted Share *	$0.33	$0.59	(44)%	$2.21	$6.65	(67)%

* See Table II for reconciliations of non-GAAP adjusted net income and adjusted earnings per diluted share.

Summary of Fourth Quarter Adjusted Net Income Items

Adjusted net income excludes non-operational deferred compensation income/expense, cash-settled SARs income/expense, certain environmental remediation costs and other significant and infrequent or non-recurring items.

•
Deferred Compensation: The 2023 fourth quarter reported net income includes $2.2 million of after-tax expense versus $2.0 million of after-tax expense in the prior year.
•
Cash-Settled SARs: These management incentive instruments provide cash to participants equal to the appreciation on the price of specified shares of Company stock over a specified period of time. Because income or expense is recognized merely on the movement in the price of Company stock it has been excluded, similar to deferred compensation, to arrive at adjusted net income. The current year fourth quarter reported net income includes $0.1 million of after-tax expense versus $0.2 million of after-tax expense in the prior year.
•
Business Restructuring and Asset Impairments: The 2023 fourth quarter reported net income includes $4.6 million of after-tax expense versus $0.1 million of after-tax expense in the prior year. The 2023 fourth quarter includes $2.3 million of after-tax restructuring expense associated with workforce reductions and $2.3 million of non-cash after-tax expense associated with asset impairments.
•
Goodwill and Other Intangibles Impairment: The 2023 fourth quarter reported net income includes $1.4 million of non-cash after-tax goodwill/intangible impairment expense associated with the Company's Colombia and Lipid Nutrition businesses.
•
Environmental Remediation – Both the 2023 and 2022 fourth quarter reported net income include $0.4 million of after-tax expense.

Percentage Change in Net Sales

Net sales in the fourth quarter of 2023 decreased 15% year-over-year primarily due to lower selling prices that were mainly attributable to the pass-through of lower raw material costs, less favorable product/customer mix and competitive pressures. These lower selling prices were partially offset by a 3% increase in global sales volume and the favorable impact of foreign currency translation.

	Three Months Ended December 31, 2023	Twelve Months Ended December 31, 2023
Volume	3%	(11)%
Selling Price & Mix	(21)%	(6)%
Foreign Translation	3%	1%
Total	(15)%	(16)%

Segment Results

	Three Months Ended December 31,			Twelve Months Ended December 31,
($ in thousands)	2023	2022	% Change	2023	2022	% Change
Net Sales
Surfactants	$369,468	$454,534	(19)%	$1,602,819	$1,882,745	(15)%
Polymers	$147,271	$148,309	(1)%	$642,471	$789,080	(19)%
Specialty Products	$15,392	$24,333	(37)%	$80,478	$101,445	(21)%
Total Net Sales	$532,131	$627,176	(15)%	$2,325,768	$2,773,270	(16)%

	Three Months Ended December 31,			Twelve Months Ended December 31,
($ in thousands, all amounts pre-tax)	2023	2022	% Change	2023	2022	% Change
Operating Income
Surfactants	$14,830	$21,752	(32)%	$72,399	$162,746	(56)%
Polymers	$12,632	$2,992	322%	$60,770	$82,897	(27)%
Specialty Products	$2,773	$6,649	(58)%	$11,476	$29,895	(62)%
Total Segment Operating Income	$30,235	$31,393	(4)%	$144,645	$275,538	(48)%
Corporate Expenses	$(30,005)	$(19,702)	52%	$(86,032)	$(68,202)	26%
Consolidated Operating Income	$230	$11,691	(98)%	$58,613	$207,336	(72)%

Total segment operating income for the fourth quarter of 2023 decreased $1.2 million, or 4%, versus the prior year quarter. Total segment operating income for full year 2023 was down $130.9 million, or 48%, versus the prior year.

•
Surfactant net sales were $369.5 million for the quarter, a 19% decrease versus the prior year. Selling prices were down 22% primarily due to the pass-through of lower raw material costs, less favorable product/customer mix and competitive pricing pressures in Latin America. Sales volume increased 1% year-over-year primarily due to strong double digit growth within the Personal Care and Industrial Cleaning end markets, largely attributable to our recent low 1,4 dioxane investments, and higher demand from our Distribution partners. This growth was largely offset by lower demand within the Agricultural end markets due to continued customer and channel inventory destocking. Foreign currency translation positively impacted net sales by 2%. Surfactant operating income for the quarter decreased $6.9 million, or 32%, primarily due to lower unit margins. The lower unit margins reflect less favorable product/customer mix and increased competitive pricing pressures in Latin America. Higher pre-operating expenses associated with the Company's new alkoxylation production facility that is being built in Pasadena, Texas were also a headwind during the quarter.
•
Polymer net sales were $147.3 million for the quarter, a 1% decrease versus the prior year. Sales volume increased 10% in the quarter, including a 12% increase in global Rigid Polyols and higher demand within the Specialty Polyols business. Rigid Polyols experienced strong growth in all regions. Selling prices decreased 15%, primarily due to the pass-through of lower raw material costs. Foreign currency translation positively impacted net sales by 4%. Polymer operating income increased $9.6 million, or 322%, primarily due to the 10% increase in global sales volume.
•
Specialty Product net sales were $15.4 million for the quarter, a 37% decrease versus the prior year. Sales volume was down 27% versus the prior year while operating income decreased $3.9 million, or 58%. The decline in operating income was primarily attributable to lower unit margins and sales volume within the MCT product line. The lower unit margins were primarily due to high-cost raw material inventory and competitive pricing pressures.

	Three Months Ended December 31,		% Change	Year Ended December 31,		% Change
($ in millions)	2023	2022		2023	2022
EBITDA
Surfactants	$31.5	$36.6	(14)%	$136.8	$218.0	(37)%
Polymers	$20.5	$10.9	88%	$93.2	$114.3	(18)%
Specialty Products	$4.3	$8.0	(46)%	$17.3	$35.7	(52)%
Unallocated Corporate	$(30.5)	$(18.9)	61%	$(81.5)	$(74.8)	9%
Consolidated EBITDA	$25.8	$36.6	(30)%	$165.8	$293.2	(43)%

Adjusted EBITDA
Surfactants	$31.6	$36.8	(14)%	$136.7	$217.8	(37)%
Polymers	$20.5	$10.9	88%	$93.2	$114.2	(18)%
Specialty Products	$4.3	$8.0	(46)%	$17.3	$35.7	(52)%
Unallocated Corporate	$(18.9)	$(15.7)	20%	$(67.2)	$(66.2)	2%
Consolidated Adjusted EBITDA	$37.5	$40.0	(6)%	$180.0	$301.5	(40)%

•
Consolidated EBITDA was $25.8 million for the quarter, a 30% decrease versus the prior year. Adjusted EBITDA was $37.5 million, down 6% versus the prior year.

Corporate Expenses

	Three Months Ended December 31,			Twelve Months Ended December 31,
($ in thousands)	2023	2022	% Change	2023	2022	% Change
Total Corporate Expenses	$30,005	$19,702	52%	$86,032	$68,202	26%
Less:
Deferred Compensation Expense (Income)	$5,227	$3,645	43%	$4,371	$(9,393)	NM
Business Restructuring and Asset Impairment Expense	$6,141	$83	NM	$11,968	$308	NM
Goodwill and Other Intangibles Impairment Expense	$2,038	$-	NM	$2,038	$-	NM
Environmental Remediation Expense	$504	$481	5%	$1,017	$11,483	(91)%
Adjusted Corporate Expenses	$16,095	$15,493	4%	$66,638	$65,804	1%

* See Table III for a discussion of deferred compensation plan accounting.

•
Corporate expenses, excluding deferred compensation, business restructuring, asset impairments, goodwill/intangible impairments and certain environmental remediation costs, increased $0.6 million, or 4% for the quarter. Higher salaries, mostly due to the reallocation of some employee costs from the business units to corporate during the first quarter of 2023, and higher consulting/legal expenses were largely offset by lower incentive-based compensation expenses.

Income Taxes

The Company’s full year effective tax rate was 16.9% in 2023 versus 22.0% in 2022. This year-over-year decrease was primarily attributable to more favorable tax benefits derived from stock-based compensation awards exercised or distributed in 2023 versus 2022 and R&D tax credits.

Shareholder Return

The Company paid $8.4 million of dividends to shareholders in the fourth quarter of 2023 and $32.9 million of dividends to shareholders for the full year 2023. The Company has not repurchased any Company stock during 2023 and has $125.1 million remaining under the share repurchase program authorized by its Board of Directors. With the cash dividend increase in the fourth quarter of 2023, the Company has increased its dividend on the Company’s common stock for 56 consecutive years.

Selected Balance Sheet Information

The Company’s total debt increased by $4.7 million and cash increased by $24.3 million versus September 30, 2023. The increase in debt primarily reflects borrowings against the Company's revolving credit facility that were partially offset by scheduled debt repayments. The Company’s net debt level decreased $19.6 million versus September 30, 2023 and the net debt ratio decreased from 31% to 30% (Net Debt and Net Debt Ratios are non-GAAP measures, reconciliations of which are shown in the table below).

($ in millions)	12/31/23	9/30/23	6/30/23	3/31/23	12/31/22
Net Debt
Total Debt	$654.1	$649.4	$682.6	$711.0	$587.1
Cash	129.8	105.5	133.9	127.0	173.8
Net Debt	$524.3	$543.9	$548.7	$584.0	$413.3
Equity	1,216.5	1,202.8	1,215.1	1,189.9	1,166.1
Net Debt + Equity	$1,740.8	$1,746.7	$1,763.8	$1,773.9	$1,579.4
Net Debt / (Net Debt + Equity)	30%	31%	31%	33%	26%

The major working capital components were:

($ in millions)	12/31/23	9/30/23	6/30/23	3/31/23	12/31/22
Net Receivables	$422.1	$418.2	$423.4	$470.3	$436.9
Inventories	265.6	284.5	340.0	368.4	402.5
Accounts Payable	(233.0)	(242.6)	(287.6)	(289.1)	(375.7)
	$454.7	$460.1	$475.8	$549.6	$463.7

The Company had full year capital expenditures of $260.3 million in 2023 versus $301.6 million in the prior year. The year-over-year decrease is primarily due to lower expenditures in the U.S. for the advancement of the Company’s new alkoxylation facility in Pasadena, Texas. The Company is executing the last phase of its Pasadena, Texas alkoxylation investment and the facility is expected to start-up in the third quarter of 2024.

Outlook

“As we look toward 2024, we believe volumes and margins will improve due to continued recovery in Rigid Polyols demand, growth in Surfactant volumes driven by contracted business along with the expected recovery of the agricultural business in the second half of the year, and lower raw material costs across the business versus 2023," said Scott Behrens, President and Chief Executive Officer. "Our previously shared cost reduction activities to deliver $50 million in pre-tax savings in 2024 will help offset inflationary pressures, increased expenses associated with the commissioning of our new Pasadena alkoxylation assets and higher incentive-based compensation expenses. These cost reduction activities are centered around the workforce productivity actions already taken and on focused programs to improve operational performance across our manufacturing network. We believe continued market recovery, executing our strategic initiatives, and the aforementioned cost reductions, should position us to deliver adjusted EBITDA growth and positive free cash flow in 2024. We remain confident in our long-term growth and innovation initiatives."

Conference Call

Stepan Company will host a conference call to discuss its fourth quarter and full year results at 9:00 a.m. ET (8:00 a.m. CT) on February 20, 2024. The call can be accessed by phone and webcast. To access the call by phone, please click on this Registration Link, complete the form and you will be provided with dial in details and a PIN. To avoid delays, we encourage participants to dial into the conference call ten minutes ahead of the scheduled start time. The webcast can be accessed through the Investors/Conference Calls page at www.stepan.com. A webcast replay of the conference call will be available at the same location shortly after the call.

Supporting Slides

Slides supporting this press release will be made available at www.stepan.com through the Investors/Presentations page at approximately the same time as this press release is issued.

Corporate Profile

Stepan Company is a major manufacturer of specialty and intermediate chemicals used in a broad range of industries. Stepan is a leading merchant producer of surfactants, which are the key ingredients in consumer and industrial cleaning and disinfection compounds and in agricultural and oilfield solutions. The Company is also a leading supplier of polyurethane polyols used in the expanding thermal insulation market, and CASE (Coatings, Adhesives, Sealants, and Elastomers) industries.

Headquartered in Northbrook, Illinois, Stepan utilizes a network of modern production facilities located in North and South America, Europe and Asia.

The Company's common stock is traded on the New York Stock Exchange (NYSE) under the symbol SCL. For more information about Stepan Company please visit the Company online at www.stepan.com

More information about Stepan’s sustainability program can be found on the Sustainability page at www.stepan.com

Contact: Luis E. Rojo 847-446-7500

Certain information in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include statements about Stepan Company’s plans, objectives, strategies, financial performance and outlook, trends, the amount and timing of future cash distributions, prospects or future events and involve known and unknown risks that are difficult to predict. As a result, Stepan Company’s actual financial results, performance, achievements or prospects may differ materially from those expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “guidance,” “predict,” “potential,” “continue,” “likely,” “will,” “would,” “should,” “illustrative” and variations of these terms and similar expressions, or the negative of these terms or similar expressions. Such forward-looking statements are necessarily based upon estimates and assumptions that, while considered reasonable by Stepan Company and its management based on their knowledge and understanding of the business and industry, are inherently uncertain. These statements are not guarantees of future performance, and stockholders should not place undue reliance on forward-looking statements.

There are a number of risks, uncertainties and other important factors, many of which are beyond Stepan Company's control, that could cause actual results to differ materially from the forward-looking statements contained in this news release. Such risks, uncertainties and other important factors include, among other factors, the risks, uncertainties and factors described in Stepan Company's Form 10-K, Form 10-Q and Form 8-K reports and exhibits to those reports, and include (but are not limited to) risks and uncertainties related to accidents, unplanned production shutdowns or disruptions in manufacturing facilities; reduced demand due to customer product reformulations or new technologies; our inability to successfully develop or introduce new products; compliance with laws; our ability to identify suitable acquisition candidates and successfully complete and integrate acquisitions; global competition; volatility of raw material and energy costs and supply; disruptions in transportation or significant changes in transportation costs; downturns in certain industries and general economic downturns; international business risks, including currency exchange rate fluctuations, legal restrictions and taxes; unfavorable resolution of litigation against us; maintaining and protecting intellectual property rights; our ability to access capital markets; global political, military, security or other instability; costs related to expansion or other capital projects; interruption or breaches of information technology systems; our ability to retain executive management and key personnel; and our debt covenants.

These forward-looking statements are made only as of the date hereof, and Stepan Company undertakes no obligation to update or revise these forward-looking statements, whether as a result of new information, future events or otherwise.

* * * * *

Tables follow

Table I

STEPAN COMPANY

For the Three and Twelve Months Ended December 31, 2023 and 2022

(Unaudited – in 000's, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2023	2022	2023	2022
Net Sales	$532,131	$627,176	$2,325,768	$2,773,270
Cost of Sales	465,726	559,416	2,048,170	2,346,201
Gross Profit	66,405	67,760	277,598	427,069
Operating Expenses:
Selling	12,380	13,122	48,367	59,030
Administrative	25,070	22,678	93,202	102,177
Research, Development and Technical Services	15,319	16,541	59,039	66,633
Deferred Compensation Expense (Income)	5,227	3,645	4,371	(9,393)
	57,996	55,986	204,979	218,447

Goodwill and Other Intangibles Impairment	2,038	-	2,038	978
Business Restructuring and Assets Impairment	6,141	83	11,968	308

Operating Income	230	11,691	58,613	207,336

Other Income (Expense):
Interest, Net	(2,429)	(2,555)	(12,103)	(9,809)
Other, Net	(1,467)	175	1,881	(8,824)
	(3,896)	(2,380)	(10,222)	(18,633)

Income (Loss) Before Income Taxes	(3,666)	9,311	48,391	188,703
Provision for Income Taxes	(2,473)	(1,523)	8,187	41,550
Net Income (Loss)	(1,193)	10,834	40,204	147,153
Net Income (Loss) Per Common Share
Basic	$(0.05)	$0.48	$1.77	$6.46
Diluted	$(0.05)	$0.47	$1.75	$6.38
Shares Used to Compute Net Income Per Common Share
Basic	22,794	22,685	22,777	22,781
Diluted	22,912	22,994	22,946	23,064

Table II

Reconciliation of Non-GAAP Net Income and Earnings per Diluted Share*

	Three Months Ended December 31,				Twelve Months Ended December 31,
($ in thousands, except per share amounts)	2023	EPS	2022	EPS	2023	EPS	2022	EPS
Net Income Reported	$(1,193)	$(0.05)	$10,834	$0.47	$40,204	$1.75	$147,153	$6.38

Deferred Compensation (Income) Expense	$2,243	$0.10	$2,000	$0.09	$(551)	$(0.02)	$(2,369)	$(0.10)
Business Restructuring and Asset Impairment Expense	$4,564	$0.20	$62	$-	$8,929	$0.39	$231	$0.01
Goodwill and Other Intangibles Impairment Expense	$1,422	$0.06	$-	$-	$1,422	$0.06	$-	$-
Cash-Settled SARs (Income) Expense	$71	$0.00	$194	$0.01	$(74)	$-	$(270)	$(0.01)
Environmental Remediation Expense	$378	$0.02	$366	$0.02	$762	$0.03	$8,728	$0.37

Adjusted Net Income	$7,485	$0.33	$13,456	$0.59	$50,692	$2.21	$153,473	$6.65

* All amounts in this table are presented after-tax

The Company believes that certain measures that are not in accordance with generally accepted accounting principles (GAAP), when presented in conjunction with comparable GAAP measures, are useful for evaluating the Company’s operating performance and provide better clarity on the impact of non-operational items. Internally, the Company uses this non-GAAP information as an indicator of business performance and evaluates management’s effectiveness with specific reference to these indicators. These measures should be considered in addition to, and are neither a substitute for, nor superior to, measures of financial performance prepared in accordance with GAAP.

Reconciliation of Pre-Tax to After-Tax Adjustments

	Three Months Ended December 31,				Twelve Months Ended December 31,
($ in thousands, except per share amounts)	2023	EPS	2022	EPS	2023	EPS	2022	EPS
Pre-Tax Adjustments
Deferred Compensation (Income) Expense	$2,991		$2,631		$(735)		$(3,117)
Business Restructuring and Asset Impairment Expense	$6,141		$83		$11,968		$308
Goodwill and Other Intangibles Impairment Expense	$2,038		$-		$2,038		$-
Cash-Settled SARs (Income) Expense	$95		$255		$(98)		$(354)
Environmental Remediation Expense	$504		$481		$1,017		$11,483

Total Pre-Tax Adjustments	$11,769		$3,450		$14,190		$8,320

Cumulative Tax Effect on Adjustments	$(3,091)		$(828)		$(3,702)		$(2,000)

After-Tax Adjustments	$8,678	$0.38	$2,622	$0.12	$10,488	$0.46	$6,320	$0.27

Table III

Deferred Compensation Plans

The full effect of the deferred compensation plans on quarterly pre-tax income was $3.0 million of expense versus $2.6 million of expense in the prior year. The year-to-date impact was $0.7 million of income versus $3.1 million of income in the prior year. The accounting for the deferred compensation plans results in operating income when the price of Stepan Company common stock or mutual funds held in the plans fall and expense when they rise. The Company also recognizes the change in value of mutual funds as investment income or loss. The quarter end market prices of Company common stock were as follows:

	2023				2022
	12/31	9/30	6/30	3/31	12/31	9/30	6/30	3/31
Stepan Company	$94.55	$74.97	$95.56	$103.03	$106.46	$93.67	$101.35	$98.81

The deferred compensation income statement impact is summarized below:

	Three Months Ended December 31,		Twelve Months Ended December 31,
($ in thousands)	2023	2022	2023	2022
Deferred Compensation
Operating Income (Expense)	$(5,227)	$(3,645)	$(4,371)	$9,393
Other, net – Mutual Fund Gain (Loss)	2,236	1,014	5,106	(6,276)
Total Pre-Tax	$(2,991)	$(2,631)	$735	$3,117
Total After-Tax	$(2,243)	$(2,000)	$551	$2,369

Table IV

Effects of Foreign Currency Translation

The Company’s foreign subsidiaries transact business and report financial results in their respective local currencies. As a result, foreign subsidiary income statements are translated into U.S. dollars at average foreign exchange rates appropriate for the reporting period. Because foreign currency exchange rates fluctuate against the U.S. dollar over time, foreign currency translation affects period-to-period comparisons of financial statement items (i.e., because foreign exchange rates fluctuate, similar period-to-period local currency results for a foreign subsidiary may translate into different U.S. dollar results). Below is a table that presents the impact that foreign currency translation had on the changes in consolidated net sales and various income statement line items for the three and twelve month periods ending December 31, 2023 as compared to 2022:

($ in millions)	Three Months Ended December 31,		Decrease	Change Due to Foreign Currency Translation	Twelve Months Ended December 31,		Decrease	Change Due to Foreign Currency Translation
	2023	2022			2023	2022
Net Sales	$532.1	$627.2	$(95.1)	$16.0	$2,325.8	$2,773.3	$(447.5)	$27.1
Gross Profit	66.4	67.8	$(1.4)	1.4	277.6	427.1	$(149.5)	2.1
Operating Income	0.2	11.7	$(11.5)	0.6	58.6	207.3	$(148.7)	0.6
Pretax Income	(3.7)	9.3	$(13.0)	0.2	48.4	188.7	$(140.3)	0.2

Table V

Stepan Company

Consolidated Balance Sheets

December 31, 2023 and December 31, 2022

	December 31, 2023	December 31, 2022
ASSETS
Current Assets	$851,883	$1,044,802
Property, Plant & Equipment, Net	1,206,665	1,073,297
Other Assets	304,806	315,073
Total Assets	$2,363,354	$2,433,172
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities	$607,870	$670,649
Deferred Income Taxes	10,373	10,179
Long-term Debt	401,248	455,029
Other Non-current Liabilities	127,373	131,250
Total Stepan Company Stockholders’ Equity	1,216,490	1,166,065
Total Liabilities and Stockholders’ Equity	$2,363,354	$2,433,172

Table VI

Reconciliations of Non-GAAP EBITDA and Adjusted EBITDA to Operating Income

	Three Months Ended December 31, 2023

($ in millions)	Surfactants	Polymers	Specialty Products	Unallocated Corporate	Consolidated
Operating Income	$14.8	$12.6	$2.8	$(30.0)	$0.2
Depreciation and Amortization	$16.7	$7.9	$1.5	$1.0	$27.1
Other, Net Income (Expense)	$-	$-	$-	$(1.5)	$(1.5)
EBITDA	$31.5	$20.5	$4.3	$(30.5)	$25.8
Deferred Compensation	$-	$-	$-	$3.0	$3.0
Cash Settled SARs	$0.1	$-	$-	$-	$0.1
Goodwill and Other Intangibles Impairment	$-	$-	$-	$2.0	$2.0
Business Restructuring/ Asset Impairment	$-	$-	$-	$6.1	$6.1
Environmental Remediation	$-	$-	$-	$0.5	$0.5
Adjusted EBITDA	$31.6	$20.5	$4.3	$(18.9)	$37.5

	Three Months Ended December 31, 2022

($ in millions)	Surfactants	Polymers	Specialty Products	Unallocated Corporate	Consolidated
Operating Income	$21.8	$3.0	$6.6	$(19.7)	$11.7
Depreciation and Amortization	$14.8	$7.9	$1.4	$0.6	$24.7
Other, Net Income (Expense)	$-	$-	$-	$0.2	$0.2
EBITDA	$36.6	$10.9	$8.0	$(18.9)	$36.6
Deferred Compensation	$-	$-	$-	$2.6	$2.6
Cash Settled SARs	$0.2	$-	$-	$-	$0.2
Business Restructuring	$-	$-	$-	$0.1	$0.1
Environmental Remediation	$-	$-	$-	$0.5	$0.5
Adjusted EBITDA	$36.8	$10.9	$8.0	$(15.7)	$40.0

	Twelve Months Ended December 31, 2023

($ in millions)	Surfactants	Polymers	Specialty Products	Unallocated Corporate	Consolidated
Operating Income	$72.4	$60.8	$11.5	$(86.0)	$58.6
Depreciation and Amortization	$64.4	$32.4	$5.8	$2.7	$105.3
Other, Net Income (Expense)	$-	$-	$-	$1.9	$1.9
EBITDA	$136.8	$93.2	$17.3	$(81.5)	$165.8
Deferred Compensation	$-	$-	$-	$(0.7)	$(0.7)
Cash Settled SARs	$(0.1)	$-	$-	$-	$(0.1)
Goodwill and Other Intangibles Impairment	$-	$-	$-	$2.0	$2.0
Business Restructuring/ Asset Impairment	$-	$-	$-	$12.0	$12.0
Environmental Remediation	$-	$-	$-	$1.0	$1.0
Adjusted EBITDA	$136.7	$93.2	$17.3	$(67.2)	$180.0

	Twelve Months Ended December 31, 2022

($ in millions)	Surfactants	Polymers	Specialty Products	Unallocated Corporate	Consolidated
Operating Income	$162.7	$82.9	$29.9	$(68.2)	$207.3
Depreciation and Amortization	$55.3	$31.4	$5.8	$2.2	$94.7
Other, Net Income (Expense)	$-	$-	$-	$(8.8)	$(8.8)
EBITDA	$218.0	$114.3	$35.7	$(74.8)	$293.2
Deferred Compensation	$-	$-	$-	$(3.1)	$(3.1)
Cash Settled SARs	$(0.2)	$(0.1)	$-	$(0.1)	$(0.4)
Business Restructuring	$-	$-	$-	$0.3	$0.3
Environmental Remediation	$-	$-	$-	$11.5	$11.5
Adjusted EBITDA	$217.8	$114.2	$35.7	$(66.2)	$301.5